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                                                                       EXHIBIT 4

                            First Data Corporation
                       Supplemental Savings Plan - 2000
1.   PURPOSE

     The purpose of this First Data Corporation Supplemental Savings Plan - 2000 (the "Plan") is to provide a supplemental savings program for certain key employees of First Data Corporation (the "Company") as part of an integrated compensation program intended to assist the Company in attracting, motivating and retaining employees of superior ability, industry and loyalty. This Plan is intended to constitute a nonqualified deferred compensation plan providing benefits to selected executive employees of the Company who constitute "a select group of management or highly compensated employees" and is intended to be unfunded for tax purposes and within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

2.   DEFINITIONS

     The following words and phrases as used herein shall have the following meanings when capitalized:

     (a) "Affiliate" shall mean any entity which is treated as a single employer together with the Company pursuant to section 414(b) or (c) of the Code, and any other entity or organization designated as an affiliate by the Plan Administrator.

     (b) "Board of Directors" shall mean the Board of Directors of the Company.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

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                               TABLE OF CONTENTS
                               -----------------

          ARTICLE                                                PAGE
          -------                                                ----

          1.  PURPOSE...............................................1
          2.  DEFINITIONS...........................................1
          3.  PARTICIPATION.........................................5
          4.  VESTING...............................................7
          5.  PLAN DEFERRAL ACCOUNTS AND EARNINGS EQUIVALENTS.......8
          6.  DISTRIBUTIONS.........................................10
          7.  PAYMENTS FROM A GRANTOR TRUST.........................14
          8.  PLAN ADMINISTRATOR....................................14
          9.  TERMINATION AND AMENDMENT.............................15
          10. MISCELLANEOUS PROVISIONS..............................16

     (d) "Company" shall mean First Data Corporation, a Delaware corporation, and any successor thereto.

     (e) "Compensation" means, for all purposes of the Plan, "compensation" as defined in the First Data Corporation Incentive Savings Plan, as may be amended, in which case such amendments shall automatically apply to the definition of Compensation under this Plan. Notwithstanding the foregoing, a Participant's Compensation for any Plan Year in excess of $1,000,000 shall not be taken into account for purposes of the Plan.

     (f) "Designated Beneficiary" shall mean the person or persons designated by a Participant pursuant to rules prescribed by the Plan Administrator to receive any benefits payable pursuant to the Plan upon his or her death. In the absence of a beneficiary designation, or if a Participant's Designated Beneficiary dies prior to the Participant's death, the Participant's Designated Beneficiary shall be his or her surviving spouse, if any, and if none, his or her estate.

     (g) "Earnings Equivalent" shall mean the amount credited to a Participant's Plan Deferral Account pursuant to Section 5(a)(5).

     (h) "Effective Date" shall mean January 1, 2000.

     (i) "Eligible Employee" shall mean (1) an Employee whose Compensation for the preceding Plan Year was at least $120,000 and who has the title of Vice-President or above, (2) an Employee whose Compensation for the preceding Plan Year was less than $120,000 but who, as a result of a promotion, has a current annual base salary of at

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least $120,000 and has the title of Vice President or above, or (3) an Employee who is hired during the current Plan Year with an annual base salary of at least $120,000 and has the title of Vice President or above. The Plan Administrator shall determine whether any Employee holds the title of Vice President or above and otherwise satisfies the eligibility criteria set forth in this section.

     (j) "Employee" shall mean an individual who is classified in an Employer's personnel records and payroll system as an employee, provided, however, that an
                                                     --------  -------
individual who performs services for an Employer pursuant to an agreement, oral or written, that such individual shall be treated as an employee of another organization or as an independent contractor shall not be an Employee for purposes of the Plan without regard to whether such individual is otherwise determined to be an employee of an Employer under common law.

     (k) "Employer" shall mean the Company and any Affiliate of the Company, that with the written consent of the Plan Administrator, adopts the Plan.

     (l) "Excess Benefit Credits" means the amounts, if any, credited to a Participant's Plan Deferral Account pursuant to Section 5(a)(4).

     (m) "ISP Plan" shall mean the First Data Corporation Incentive Savings Plan, as in effect from time to time.

     (n) "Participant" shall mean an Eligible Employee who has elected to defer Compensation to the Plan by making a Participation Election. An individual shall cease to be a Participant upon the complete distribution of his or her Plan Deferral Account.

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     (o) "Participation Election" shall mean an election made by an Eligible
Employee and transmitted to the Plan Administrator in accordance with procedures established by the Plan Administrator specifying the amount of the Participant's Compensation to be deferred under the Plan pursuant to Section 3.

     (p) "Plan" shall mean the First Data Corporation Supplemental Savings Plan-2000, as may be amended from time to time.

     (q) "Plan Administrator" shall mean the First Data Corporation Employee Benefits Administration and Investment Committee appointed by the Compensation and Benefits Committee of the Board of Directors, or such other person or persons as the Board of Directors shall from time to time designate to act as the plan administrator of the Plan. The Board of Directors or the Plan Administrator may delegate administrative responsibilities under the Plan to Employees of the Employers or such other persons as the Board of Directors or the Plan Administrator may deem appropriate.

     (r) "Plan Deferral Account" shall mean the bookkeeping account established pursuant to Section 5 to reflect the benefits credited under the Plan on behalf of a Participant.

     (s) "Plan Year" shall mean the calendar year.

     (t) "Valuation Date" shall mean the last day of each calendar quarter and such other dates as may be selected by the Plan Administrator.

3.   PARTICIPATION

          (a) Eligibility.  Each Employee who is an Eligible Employee
              -----------
immediately before the Effective Date shall be eligible to participate in the Plan on the Effective Date and to make a Participation Election effective as of the Effective Date and as of the first day of each Plan Year thereafter while he or she remains an Eligible Employee. An Employee who is not an Eligible Employee on the Effective Date but who becomes an Eligible Employee thereafter shall be eligible to participate in the Plan and to make a Participation Election within 30 days after the Employee first becomes an Eligible Employee, as of the first day of any Plan Year coinciding with or next following the date on which he or she first becomes an Eligible Employee, and as of the first day of each Plan Year thereafter while he or she remains an Eligible Employee.

          (b) Participation Elections.  An Eligible Employee shall become a
              -----------------------
Participant by transmitting a Participation Election to the Plan Administrator in accordance with the terms of the Plan, subject to any such rules or procedures as may be established by the Plan Administrator. A Participant's Participation Election shall authorize the Participant's Employer to reduce the Compensation otherwise payable to a Participant by an amount, stated as a whole percentage not in excess of 9%, of the Participant's Compensation, and shall direct the Employer to credit such amount to the Participant's Plan Deferral Account. A Participation Election shall be effective on the first day of the Plan Year next following receipt of the Participation Election by the Plan Administrator. In the case of an election made within 30 days after an Employee first

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becomes an Eligible Employee, as soon as is practicable after receipt of such election by the Plan Administrator, but shall apply only to Compensation paid after such date. A Participation Election, once made and delivered to the Plan Administrator shall remain in effect for the entire Plan Year and from one Plan Year to the next, unless revoked or changed by the Participant, provided,
                                                                --------
however, that a Participant's Participation Election shall cease to be effective
-------
as of the date on which he or she ceases to be an Eligible Employee. A Participant may change or revoke a Participant Election by transmitting a notice revoking or changing the Participation Election to the Plan Administrator in accordance with such rules and procedures as may be established by the Plan Administrator. A revocation or change of a Participant Election shall become effective as of the first day of the Plan Year following its receipt by the Plan Administrator. Notwithstanding the foregoing, a Participant may revoke a Participation Election on account of an event determined by the Plan Administrator to be a financial hardship described in Section 6(b), which shall be effective as soon as practicable after such determination.

          (c) Termination of Participation.  Notwithstanding anything contained
              ----------------------------
herein to the contrary, the Plan Administrator shall have the discretion (i) to establish such special rules or procedures, from time to time, as it deems appropriate, with respect to Participation Elections by any Employee who is an "officer" within the meaning of rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended, or any

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successor rule or who is a member of the Board of Directors, and (ii) to revise the classification of Eligible Employees or terminate the participation herein of any Employee if the Plan Administrator determines that on account of a change in law (including without limitation the issuance by the Department of Labor of any regulation or other guidance), participation in the Plan by any Employee or class of Employees as Eligible Employees could reasonably be expected to cause the Plan to no longer be classified as providing benefits for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

4.   VESTING

     Each Participant shall be fully vested at all times in the portion of his or her Plan Deferral Account credited under Section 5(a)(2) attributable to the Participant's Compensation reduced pursuant to a Participation Election and the Earnings Equivalent attributable to such amounts. The portion of a Participant's Plan Deferral Account attributable to Excess Benefit Credits for employer matching contributions, service-related contributions and ISP Plus contributions with respect to the ISP Plan pursuant to Section 5(a)(4) and the Earnings Equivalent attributable to such amounts shall be vested and nonforfeitable to the same extent as the Participant's interest in each such benefit under the ISP Plan. Notwithstanding the foregoing, the portion of a Participant's Plan Deferral Account attributable to Excess Benefit Credits and the Earnings Equivalent attributable to such amounts shall be forfeited if following termination of employment the Plan Administrator determines that the Participant has violated the terms and conditions

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of the non-solicitation and non-competition agreement in effect between the
Participant and an Employer.

5.   PLAN DEFERRAL ACCOUNTS AND EARNINGS EQUIVALENTS

          (a) Plan Deferral Accounts.  (1) In General.  Each Employer shall
              ----------------------       ----------
establish on its books a Plan Deferral Account on behalf of each Participant who is an Eligible Employee of such Employer.

              (2) Credits With Respect to Participation Elections.  Each Plan
                  -----------------------------------------------
Deferral Account shall be credited with the amounts by which a Participant's Compensation is reduced pursuant to the Participant's Participation Election. Such credits shall be made as of the date on which the amounts so deferred would have been paid to the Participant but for his or her Participation Election.

              (3) Credits For Prior Plan Account Balances.  If a Participant
                  ---------------------------------------
also was a Participant in the First Data Corporation Supplemental Savings Plan as in effect prior to December 31, 1999 (the "Prior SSP Plan"), the balance of such Participant's "Plan Deferral Account" under the Prior SSP Plan as of December 31, 1999 shall automatically be transferred and credited to the Participant's Plan Deferral Account under this Plan as of January 1, 2000. If an Employee was a Participant in the Prior SSP Plan prior to December 31, 1999 who first becomes an Eligible Employee after January 1, 2000, the balance of such Participant's "Plan Deferral Account" under the Prior SSP Plan shall automatically be transferred and credited to the Participant's Plan Deferral Account under this Plan effective as soon as administratively feasible following the date on which such Employee first becomes an Eligible Employee.

              (4)  Excess Benefit Credits.  A Participant's Plan Deferral
                   ----------------------
Account shall be credited with any amounts that would have been credited to his or her accounts under Sections 3.3.1 (relating to employer matching contributions) 3.3.2 (relating to service-related contributions) and 3.3.4 (relating to ISP Plus contributions) of the ISP Plan but for the limitations imposed by sections 401(a)(17) of the Code, provided, however, that Excess
                                            --------  -------
Benefit Credits for employer matching contributions shall be made for a Plan Year only to the extent that a Participant's Participation Election is in effect for such Plan Year and shall be calculated by treating the Participant's Compensation deferrals under this Plan of up to 3% of Compensation in excess of the limit imposed by section 401(a)(17) for such Plan Year in the same manner as "Employing Company Elective Contributions" under the ISP Plan, and provided
                                                                   --------
further, that for purposes of this Section 5(a)(4), a Participant's Compensation
-------
for a Plan Year in excess of $1,000,000 shall not be taken into account. Such amounts shall be credited to the Participant's Plan Deferral Account as of the date such amounts would have been credited to the Participant's accounts under the ISP Plan but for the application of such limitations. The Plan Administrator shall separately account for that portion, if any, of a Participant's Plan Deferral Account that is allocable to the Excess Benefit Credits attributable to each of the employer matching contributions described in Section 3.3.1 of the ISP Plan, the service-related contributions described in Section 3.3.2 of the ISP Plan and the ISP Plus contributions described in Section 3.3.4 of the ISP Plan.

              (5)  Earnings Equivalents.  The balance of each Plan Deferral
                   --------------------
Account shall be credited as of each Valuation Date with Earnings Equivalents since the immediately preceding Valuation Date. The Earnings Equivalent shall be interest at a rate of 7-1/2% per annum, or such other rate as the Plan Administrator may establish from time to time.

              (6)  Distributions.  Any distributions to a Participant or his
                   -------------
or her Designated Beneficiary pursuant to the Plan shall be charged against the Participant's Plan Deferral Account.

6.   DISTRIBUTIONS

          (a) Payment of Benefits.  Except as otherwise provided herein, a
              -------------------
Participant's Employer shall pay the balance of the Participant's Plan Deferral Account to the Participant or the Participant's Designated Beneficiary in a lump sum as soon as practicable after the Valuation Date coinciding with or next following such Participant's termination of employment with the Company and its Affiliates (for any reason). If such lump sum distribution is not made within 30 days following the Valuation Date coinciding with or next following termination of employment, the Participant's Plan Deferral Account shall be credited with Earnings Equivalents through the last day of the month preceding the date of distribution.

          (b) Hardship.  A Participant may petition the Plan Administrator for a
              --------
distribution of all or a portion of his or her Plan Deferral Account because of financial hardship due to an unforeseeable emergency. If the Plan Administrator determines that there is such an unforeseeable emergency, and that there are insufficient resources available from other sources to pay the expenses associated with such unforeseeable emergency, the Participant shall receive a payment in an amount not to exceed the lesser of the Participant's Plan Deferral Account or the amount required to meet the financial needs arising from the unforeseeable emergency (increased to take into account any tax liability on such benefit payment and decreased to take into account any amounts available from other sources, including reimbursement through insurance or otherwise, the liquidation of other assets of the Participant to the extent such liquidation does not cause severe financial hardship, or by cessation of deferrals under the
Plan). For purposes of this Section 6(b), an unforeseeable emergency is any severe financial hardship to the Participant or a dependent of the Participant caused by a sudden and unexpected illness or accident of the Participant or a dependent, loss of property of the Participant due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

          (c) Installment or Delayed Lump Sum Distribution Payments.
              ------------------------------------------------------
Notwithstanding anything contained herein to the contrary, any Participant may elect (i) that his or her Plan Deferral Account be paid in installments (annual or quarterly) over a period of up to five years commencing as soon as practicable after the Valuation Date coinciding with or next following such Participant's termination of employment with the Company and its Affiliates (for any reason), or (ii) that his or her Plan Deferral Account be paid in a lump sum distribution as of the Valuation Data coinciding with or next following any date prior to the fifth anniversary of the Participant's termination of employment with the Company and its Affiliates (for any reason). Such election (or a change thereof) may be made at the time a Participant makes any Participation Election, or at any time thereafter, provided that such election (or change thereof) is filed with the Plan Administrator prior to the calendar year in which the Participant becomes entitled to distribution of his or her Plan Deferral Account pursuant to Section 6(a). Once a Participant terminates employment with the Company, the Participant's installment or delayed lump sum distribution election may not be modified. A Participant's election pursuant to this Section 6(c) shall apply to the Participant's entire Plan Deferral Account and once installment payments have commenced from the Plan such installment payment election is irrevocable unless the Participant is reemployed under Section 6(d) or dies prior to completion of all installment payments. Notwithstanding anything contained herein to the contrary, if a Participant who has made an election pursuant to this Section 6(c) dies prior to commencement of or complete payment of such distribution, the balance of the deceased Participant's Plan Deferral Account shall be paid to the Participant's Designated Beneficiary on the Valuation Date next following the date on which the Plan Administrator is notified of the Participant's death. A Participant who has previously elected to receive his or her Plan Deferral Account in installment payments or as a delayed lump sum distribution may elect to receive his or her Plan Deferral Account in a lump sum pursuant to Section 6(a) or installment or delayed lump sum distribution pursuant to this Section 6(c), provided that such election (or change thereof) is filed with the Plan Administrator prior to the end of the Plan Year in which the Participant becomes entitled to distribution of his or her Plan Deferral Account pursuant to Section 6(a).

          (d) Reemployment of Terminated Participants.  If a Participant who
              ---------------------------------------
terminated employment and is receiving installment distributions pursuant to
Section 6(c) is rehired as an Eligible Employee by an Employer, such installment payments shall cease during the period of his or her reemployment, without regard to whether the Employee is an Eligible Employee during his or her period of reemployment. Repayment of previous installment payments shall not be required or permitted. Upon such Employee's subsequent termination of employment, the provisions of this Section 6 shall again be applicable in the same manner as if such Employee had not previously terminated employment and been rehired.

          (e) Status of Plan Deferral Accounts.  Plan Deferral Accounts shall be
              --------------------------------
utilized solely as a device for the measurement and determination of the amount to be paid to Participants pursuant to this Plan. Plan Deferral Accounts shall be for bookkeeping purposes only and shall not constitute or be treated as a trust fund of any kind. All amounts payable in accordance with this Plan shall constitute contractual, general, unsecured obligations of the various Employers. Participants shall have only the status of general unsecured creditors of their respective Employers, and the Plan shall constitute a mere promise by the Employers to make benefit payments in the future. Nothing contained in this Plan shall be deemed to create a trust of any kind or as creating any fiduciary relationship.

7.   PAYMENTS FROM A GRANTOR TRUST

     Each Employer may establish a grantor trust or trusts (within the meaning of sections 671, et. seq., of the Code), for the benefit of Participants under
                 -------
the Plan in compliance with guidance of the Internal Revenue Service with respect to such trusts as in effect from time to time. The creation of any such trust shall not cause the Plan to be other than "unfunded" for federal income tax purposes or Title I of ERISA. Each Employer shall be treated as grantor of such trust, and the applicable trust agreement shall provide that its assets shall be used upon the insolvency of an Employer to satisfy claims of the Employer's general creditors. A contribution to such trust in a year shall not create any obligation of the Employers to contribute to such trust in any subsequent year. To the extent any benefits payable under the Plan are paid from a grantor trust, the Employers' contractual obligations, if any, shall be reduced accordingly.

8.   PLAN ADMINISTRATOR

     The Plan Administrator shall have the power and duty to do all things and take all actions as it may deem necessary or appropriate to effect the intent and purposes of the Plan not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of explanation and not limitation of the foregoing, the Plan Administrator shall have the sole and absolute discretion to:

          (i) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

          (ii) construe and interpret the Plan, which construction and interpretation shall be final and binding upon all parties;

          (iii) determine the right of any Participant to a benefit under the Plan, or the right of any Employee to participate in the Plan; and

          (iv) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.

The acts and determinations of the Plan Administrator, including determinations with respect to claims of Participants or Designated Beneficiaries made in accordance with Section 10(g) hereof, shall be final and binding upon all parties.

9.   TERMINATION AND AMENDMENT

     The Company, by action of its Board of Directors, has delegated to the Plan Administrator the authority to amend the Plan to the extent any such amendments are determined by the Plan Administrator to be necessary or appropriate to cause the Plan to result in the deferral of Compensation for federal income tax purposes or are estimated to increase the annual cost of the Plan by not more than $1,000,000. No waiver or modification of this Plan or any covenant, condition or limitation shall be valid unless in writing and adopted in accordance with the Plan. The Board of Directors reserves the right to terminate the Plan at any time. Notwithstanding the foregoing, neither the termination, revocation nor amendment of the Plan shall, without the written approval of the Participants, reduce the Plan Deferral Account or benefit payable to a Participant calculated as of the time of such termination or amendment or defer the time at which any benefit otherwise payable under the terms of the Plan is to be paid. Upon termination of the Plan, the Plan Administrator shall determine the time and manner for distribution of Participant Plan Deferral Accounts.

10.   MISCELLANEOUS PROVISIONS

          (a) Adoption by Affiliates.  An Affiliate of the Company may, with the
              ----------------------
written consent of the Plan Administrator, become an Employer under the Plan by adopting a resolution to participate in the Plan and delivering such resolution to the Plan Administrator. Any Employer may cease to be an Employer by adopting a resolution to such effect, provided, however, that no such withdrawal shall
                             --------  -------
adversely affect the rights hereunder of Participants employed by such Employer. By adopting the Plan, each Employer shall be deemed to have appointed the Company and the Plan Administrator as its agent to carry out the duties and responsibilities assigned by the Plan to the Company and the Plan Administrator, respectively.

          (b) Other Company Plans.  The Plan shall supersede and replace any
              -------------------
prior nonqualified deferred compensation plan or plans heretofore adopted or maintained by the Company or its affiliates with respect to which any amounts are credited to Plan

Deferral Accounts for Eligible Employees. Except to the extent provided in the preceding sentence, benefits under this Plan are in addition to any and all employee benefits to which a Participant may otherwise be entitled under any other contract, agreement, or voluntary pension, profit sharing or other compensation plan of the Company or its affiliates, whether funded or unfunded, and this Plan shall not affect or impair the rights or obligations of the Company, its Affiliates or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other deferred compensation plan.

          (c) Separability.  If any term or condition of the Plan is invalid or
              ------------
unenforceable to any extent or in any application, then the remainder of the Plan with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

          (d) Continued Employment.  Neither the establishment of the Plan, any
              --------------------
provisions of the Plan, nor any action of the Plan Administrator shall be held or construed to confer upon any Participant the right to a continuation of employment with the Company, any Employer or any of their affiliates. The Employers reserve the right to dismiss any Employee (including a Participant), or otherwise deal with any Employee (including a Participant) to the same extent as though the Plan had not been adopted.

          (e) Incapacity.  If the Plan Administrator determines that a
              ----------
Participant or Beneficiary is unable to care for his or her affairs because of illness or accident, or is a minor, any benefit due to such Participant or Beneficiary under the Plan may be paid to his or her spouse, child, parent, or any other person deemed by the Plan Administrator to have incurred expenses for such Participant or Beneficiary (including a duly appointed guardian, Plan Administrator, or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.

          (f) Jurisdiction.  The Plan shall be construed, administered and
              ------------
enforced according to the laws of the State of Delaware, except to the extent that such laws are preempted by the federal laws of the United States of America.

          (g) Claims.  If any Participant or Beneficiary believes he or she is
              ------
entitled to benefits in an amount greater than those being received, the Participant or Beneficiary may file a claim with the Plan Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed and the address of the claimant. The Plan Administrator shall review the claim, and unless special circumstances require an extension of time, within 90 days after receipt of the claim, give written notice by registered or certified mail to the claimant of its decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The notice of the decision with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary and an explanation of the claim review procedures under the Plan. The claimant shall be advised that he or his duly authorized representative may request a review by the Plan Administrator of the denial by filing with the Plan Administrator, within 60 days after notice of the denial has been received by the claimant, a written request for such review.

     A Participant or Designated Beneficiary whose claim for benefits has been denied may request review by the Plan Administrator for the denied claim by notifying the Plan Administrator in writing within 60 days after receipt of the notification of the claim denial. As part of said review procedure, the claimant or his or her authorized representative may review pertinent documents and submit issues and comments to the Plan Administrator in writing. The Plan Administrator shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon after the 60-day period as possible, but no later than 120 days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan references on which it is based.

          (h) Withholding and Tax Consequences.  The Participant or the
              --------------------------------
Designated Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state, or local income tax withholding requirement and Social Security or other tax requirement applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required. The Company shall not be responsible for or guaranty the tax effects of the Plan or the distributions therefrom. In particular, the Plan shall not be interpreted as any guaranty by the Company that amounts credited to Plan Deferral Accounts are excludable from Participants' gross incomes for federal, state or local income tax purposes or that any other particular tax consequences will result from participation in or distributions from the Plan.

          (i) Nonalienation of Benefits.   No benefit under the Plan shall be
              -------------------------
subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, including for the support of any spouse, and any attempt to do so shall be void, nor shall the Plan, the Employers nor any such benefit be in any manner liable for or subject to garnishment, attachment, execution of levy, or liability for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or Designated Beneficiary.

          (j) Successors and Assigns.  The rights and obligations of
              ----------------------
Participants shall inure to the benefit of their heirs and personal representatives, and their rights and obligations of the Employers shall inure to the benefit of and be binding upon any successor to each such Employer. Upon the approval of the Board of Directors, the assets and liabilities of the Plan with respect to any Employer may be transferred to any successor thereto that agrees to assume and accept such liabilities and assets.




     IN WITNESS WHEREOF, the First Data Corporation Employee Benefits Administration and Investment Committee, having been delegated specific authority by the Compensation and Benefits Committee of the First Data Corporation Board of Directors to adopt and execute this Plan on behalf of First Data Corporation, hereby executes this Plan on this 10th day of November 1999, effective as of January 1, 2000.




                                        First Data Corporation

                                   By:  /s/ Janet Harris
                                        ----------------
                                        Chair, First Data Corporation
                                        Employee Benefits
                                        Administration and
                                        Investment Committee


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